Exhibit 4.4

MELLANOX TECHNOLOGIES, LTD.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

TABLE OF CONTENTS

1.	Certain Definitions	2

2.	Restrictions on Transferability	3

3.	Restrictive Legend	4

4.	Proposed Transfers	4

	4.1 Notice of Proposed Transfers	4

5.	Registration	5

	5.1 Requested Registration.	5
	5.2 Company Registration	7
	5.3 Registration on Form S-3 or Form F-3	8
	5.4 Subsequent Registration Rights	9
	5.5 Expenses of Registration	10
	5.6 Registration Procedures	10
	5.7 Indemnification	11
	5.8 Information by Holder	13
	5.9 Rule 144 Reporting	13
	5.10 Termination of Registration Rights	13

6.	Financial Information Rights	13

7.	Observers	15

8.	Use of Proceeds	16

9.	Lockup Agreement	16

10.	Right of First Refusal	17

11.	Confidential Information and Invention Assignment Agreements	18

12.	Transfer of Rights	18

13.	Agreement to Vote	18

14.	Amendment	18

15.	Governing Law	19

16.	Entire Agreement	19

17.	Notices, etc	19

18.	Counterparts	20

19.	Grant of Proxy	20

i

MELLANOX TECHNOLOGIES, LTD.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This Amended and Restated Investor Rights Agreement (this “Agreement”) is made effective as of October 9, 2001 by and among Mellanox Technologies, Ltd., an Israeli company (the “Company”), purchasers of the Company’s Series A Preferred Shares, Series B Preferred Shares and Series D Redeemable Preferred Shares who are signatories to this Agreement (the “Purchasers”) and certain holders of the Company’s Ordinary Shares who are signatories to this Agreement (the “Founders” and, together with the Purchasers, the “Major Investors”) and, for purposes of Sections 1, 2, 3, 4, 5, 9, 12, 14, 15, 16, 17 and 18 only, the holder of Series C Preferred shares issued or issuable pursuant to the Series C Preferred Share Purchase Agreement dated November 5, 2000 (the “Series C Preferred Shares”).
RECITALS
     A. The Company and certain of the Purchasers are parties to the Series D Redeemable Preferred Share Purchase Agreement dated as of October 9, 2001 (the “Purchase Agreement”), whereby the Company will sell, and the Purchasers will buy, shares of the Company’s Series D Redeemable Preferred (the “Series D Redeemable Preferred Shares”);
     B. Certain of the Purchasers hold shares of the Company’s Series A Preferred Shares and/or Series B Preferred Shares and/or shares of Ordinary Shares issued upon conversion thereof and possess registration rights, information rights, and other rights pursuant to that certain Amended and Restated Investor Rights Agreement dated as of March 24, 2000, between the Company and such Purchasers (the “Prior Agreement”);
     C. The Purchasers who hold Series A Preferred Shares and/or Series B Preferred Shares desire to amend and restate in its entirety the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;
     D. The obligations of the Company and the Purchasers under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company and the Major Investors;
     E. The Company desires to grant to the Major Investors, and the Major Investors desire to be granted, the rights created herein;
     F. The holder of Series C Preferred Shares has been granted certain Registration Rights under the Series C Preferred Share Purchase Agreement dated November 5, 2000 (the “Series C Purchase Agreement”); and
     G. The Company, and the Purchasers who hold Series A Preferred Shares and/or Series B Preferred Shares desire to make the holder of Series C Preferred Shares a party to certain sections of the Agreement.

AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the Purchasers and the Company who are parties to the Prior Agreement hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and the parties hereto mutually agree as follows:
     1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     “Conversion Shares” means the Company’s Ordinary Shares issued or issuable pursuant to conversion of the Preferred Shares.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
     “Founder Shares” means the Company’s Ordinary Shares issued to a Founder.
     “Holder” means (i) any Purchaser holding Registrable Securities, (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 10 hereof, and (iii) only for the purpose of Sections 1, 2, 3, 4, 5, 9, 12, 14, 15, 16, 17 and 18, any person holding Registrable Securities to whom certain registration rights have been granted pursuant to Section 8 of the Series C Purchase Agreement.
     “Initiating Holders” means any Holder or Holders who, in the aggregate, hold not less than 30% of the Registrable Securities then outstanding or any Holder or Holders who in the aggregate hold not less than 30% of the then outstanding Conversion Shares issued or issuable upon conversion of the Series D Redeemable Preferred Shares.
     “Preferred Shares” shall mean the Company’s Series A Preferred Shares issued pursuant to the Series A Preferred Share Purchase Agreement dated June 1, 1999, Series B Preferred Shares issued pursuant to the Series B Preferred Share Purchase Agreement dated March 24, 2000, Series D Redeemable Preferred Shares issued pursuant to the Purchase Agreement and, for purposes of Sections 1, 2, 3, 4, 5, 9, 12, 14, 15, 16, 17 and 18 only, Series C Preferred Shares issued or issuable pursuant to the Series C Purchase Agreement.
     “Qualified Initial Public Offering” shall mean the Company’s initial public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s Ordinary Shares to the public with gross proceeds to the Company of not less than Fifty Million dollars ($50,000,000) at a per share price of at least $16.53 (as adjusted for stock splits, stock dividends, recapitalizations and the like), or any other public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s Ordinary Shares to the public which shall result in the conversion of all Preferred Shares into Ordinary Shares.
     “Registrable Securities” means (i) the Conversion Shares, (ii) any Ordinary Shares of the Company issued or issuable in respect of any of the foregoing upon any stock split, stock dividend, recapitalization or similar event and (iii) any Ordinary Shares of the Company issued or issuable under any warrant issued in conjunction with the Purchase Agreement; provided, however, that securities shall only be treated as Registrable Securities if and so long as (x) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (y) the registration rights with respect to such securities have not terminated pursuant to Section 5.10, and provided further that Conversion Shares issuable upon conversion of Series C Preferred Shares shall be Registrable Securities for the purpose of Sections 1, 2, 3, 4, 5, 9, 12, 14, 15, 16, 17 and 18 only.
     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
     “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 5.1, 5.2 and 5.3 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company). Registration Expenses shall also include the reasonable fees and disbursements for one special counsel to the selling shareholders.
     “Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 3 hereof.
     “Rule 144” and “Rule 145” shall mean Rules 144 and 145, respectively, promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
     “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all fees and disbursements of counsel for any Holder.
     2. Restrictions on Transferability. The Preferred Shares, the Conversion Shares and any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, or similar event (collectively, the “Shares”), shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder or transferee will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Holder or transferee to agree to take and hold such securities subject to the restrictions and upon the conditions specified in this Agreement.
     3. Restrictive Legend. Each certificate representing the Preferred Shares, the Conversion Shares, the Founder Shares or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR REGISTRATION UNDER THE ACT IS OTHERWISE UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CERTAIN VOTING PROVISIONS, BOTH AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCKUP PERIOD AND VOTING PROVISIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
     Each Holder consents to the Company making a notation on its records and giving stop transfer instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.
     4. Proposed Transfers.
          4.1 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Without in any way limiting the immediately preceding sentence, no sale, assignment, transfer or pledge of Restricted Securities shall be made by any holder thereof to any person unless such person shall first agree in writing to be bound by the restrictions of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if requested by the Company, the holder shall also provide, at such holder’s expense, either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company; provided, however, that the Company shall not request an opinion of counsel or “no action” letter with respect to (i) a transfer not involving a change in beneficial ownership; (ii) a transaction involving the distribution without consideration of Restricted Securities by the holder to its constituent partners or members in proportion to their ownership interests in the holder; (iii) a transaction involving the transfer without consideration of Restricted Securities by an individual holder during such holder’s lifetime by way of gift or on death by will or intestacy; or (iv) to an “Affiliate” as that term is defined in Rule 405 promulgated by the Commission under the Securities Act. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and counsel for the Company such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each holder of Restricted Securities agrees that it will not request that a transfer of the Restricted Securities be made or that the legend set forth in Section 3 be removed from the certificate representing the Restricted Securities, solely in reliance on Rule 144(k), if as a result thereof the Company would be rendered subject to the reporting requirements of the Exchange Act.
     5. Registration.
          5.1 Requested Registration.
               (a) Notice of Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to shares of Registrable Securities, the Company will:
                    (i) promptly give written notice of the proposed registration to all other Holders; and
                    (ii) as soon as practicable, use commercially reasonable efforts to effect such registration as part of a firm commitment underwritten public offering with underwriters reasonably acceptable to the Initiating Holders and the Company (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any

Holder or Holders joining in such request by delivering a written notice to such effect to the Company within twenty days after the date of such written notice from the Company.
                    Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.1:
                         (A) prior to 180 days after the effective date of the Company’s first registered public offering of its Ordinary Shares;
                         (B) Unless the requested registration would have an aggregate offering price of all Registrable Securities sought to be registered by all Holders exceeding $5,000,000;
                         (C) Following the filing of, and for 180 days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;
                         (D) After the Company has effected two registrations pursuant to this Section 5.1(a) and such registrations have been declared or ordered effective; or
                         (E) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company (i) giving notice of its bona fide intention to effect the filing of a registration statement with the Commission, or (ii) stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future. In such case, the Company’s obligation to use its commercially reasonable efforts to register, qualify or comply under this Section 5.1(a) shall be deferred one or more times for a period not to exceed 120 days from the receipt of the request to file such registration by such Initiating Holder or Holders, provided that the Company may not exercise this deferral right more than once per twelve month period.
               Subject to the foregoing clauses (A) through (E), the Company shall use its commercially reasonable efforts to file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.
               (b) Underwriting. In the event of a registration pursuant to Section 5.1, the Company shall advise the Holders as part of the notice given pursuant to Section 5.1(a)(i) that the right of any Holder to registration pursuant to Section 5.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 5.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.
               The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the

Initiating Holders, but subject to the Company’s reasonable approval. Notwithstanding any other provision of this Section 5.1, if, in the good faith judgment of the managing underwriter of such public offering, the inclusion of all of the Registrable Securities requested to be registered would materially and adversely affect the successful marketing of the offering, then the amount of the Registrable Securities to be included in the offering shall be reduced and the Registrable Securities and the other shares to be offered shall participate in such offering as follows: (i) first, the Registrable Securities requested to be included in such registration by the Holders, and if two or more Holders are included in the registration, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder, (ii) second, the Ordinary Shares requested to be included in such registration by the Company and (iii) third, any Ordinary Shares other than Registrable Securities requested to be registered by holders of such Ordinary Shares, pro-rata among such holders. The Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company.
          5.2 Company Registration.
               (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is Ordinary Shares issuable upon conversion of convertible debt securities which are also being registered, the Company will:
                    (i) promptly give to each Holder written notice thereof; and
                    (ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after the date of such written notice from the Company, by any Holder.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

                    All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if, in the good faith judgment of the managing underwriter of such public offering, the inclusion of all of the Registrable Securities requested to be registered would materially and adversely affect the successful marketing of the offering, then the amount of the Registrable Securities to be included in the offering shall be reduced and the Registrable Securities and the other shares to be offered shall participate in such offering as follows: (i) first, the Ordinary Shares to be included in such registration by the Company, (ii) second, the Registrable Securities requested to be included in such registration by the Holders, and if two or more Holders are included in the registration, pro rata among the Holders on the basis of the number of Registrable Securities owned by each such Holder, but, except as to the Company’s initial public offering of its securities, in no event less than 33% of all shares to be included in such offering and (iii) third, any Ordinary Shares other than Registrable Securities requested to be registered by holders of such Ordinary Shares, pro-rata among such holders. The Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.
               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
          5.3 Registration on Form S-3 or Form F-3.
               (a) In addition to the rights set forth in Sections 5.1 and 5.2, if an Initiating Holder or a group of Initiating Holders request that the Company file a registration statement on Form S-3 or Form F-3, as applicable (or any successor thereto) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 or Form F-3, as applicable, to register securities for such an offering, the Company shall use its best efforts to cause such shares to be registered for the offering on such form (or any successor thereto). The Holders of the Registrable Securities are entitled to an unlimited number of Form S-3 or Form F-3, as applicable, registrations; provided, however, that the Company shall be required to file no more than two (2) such registration statements during any 12-month period. The Company shall:
                    (i) give prompt notice of such request to all Holders; and

                    (ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after the date of such written notice from the Company, by any Holder.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.3(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.
                    All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.3, if, in the good faith judgment of the managing underwriter of such public offering believes that marketing factors require a limitation of the number of shares to be underwritten, then, the Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.
                    Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.3 if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company (i) giving notice of its bona fide intention to effect the filing of a registration statement with the Commission, or (ii) stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future. In such case, the Company’s obligation to use its commercially reasonable efforts to register, qualify or comply under this Section 5.3 shall be deferred one or more times for a period not to exceed 120 days from the receipt of the request to file such registration by such Initiating Holder or Initiating Holders, provided that the Company may not exercise this deferral right more than once per twelve month period.
                    Subject to the foregoing, the Company shall use its commercially reasonable efforts to file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holder or Initiating Holders.
          5.4 Subsequent Registration Rights.

               (a) Without the consent of any holder of Registrable Securities hereunder, the Company may grant to any holder of securities of the Company registration rights inferior to those granted hereunder.
               (b) The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights pari passu with or superior to the rights granted the Purchasers hereunder without (i) the written consent of the holders of a majority of the then outstanding Registrable Securities, and (ii) the written consent the Holders holding at least a majority of the then outstanding Conversion Shares issued or issuable upon conversion of the then outstanding Series D Redeemable Preferred Shares.
          5.5 Expenses of Registration. All Registration Expenses incurred in connection with (i) two registrations pursuant to Section 5.1, (ii) all registrations pursuant to Section 5.2, and (iii) all registrations pursuant to Section 5.3, shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.
          5.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will:
               (a) Prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least 120 days or until the distribution described in the registration statement has been completed, whichever first occurs;
               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;
               (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
               (d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and
               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          5.7 Indemnification.
               (a) The Company will indemnify each Holder, each of its affiliates, officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its affiliates, officers and directors, and each person controlling such Holder, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use therein.
               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such registration statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Holder, and will reimburse the Company, such other Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection 5.7(b) shall be limited in an amount equal to the net proceeds from the offering received by such Holder, unless such liability arises out of or is based on willful misconduct or fraud by such Holder.
               (c) Each party entitled to indemnification under this Section 5.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses, in which case the Indemnifying Party shall pay the reasonable fees and expenses of one counsel to the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
               (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained on the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          5.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.
          5.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company, the Company agrees to use commercially reasonable efforts to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;
               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.
          5.10 Termination of Registration Rights. The rights granted pursuant to Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to any Holder upon the earlier of (i) the date five years after the effective date of a Qualified Initial Public Offering and (ii) the date such Holder is able to immediately sell all shares of Registrable Securities held or entitled to be held upon conversion by such Holder under Rule 144 during any 90-day period without regard to Rule 144(k).
     6. Financial Information Rights.

               (a) The Company will provide the following documents to each Purchaser, as soon as practicable after the end of the fiscal year ending December 31, 2001 and each fiscal year thereafter, and in any event within ninety (90) days after the end of each such fiscal year, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows and shareholders’ equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company.
               (b) The Company will provide the following documents to each Purchaser who continues to hold 100,000 shares of Preferred Shares and/or Conversion Shares (subject to adjustment for recapitalizations, stock splits, stock dividends and the like):
                    (i) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company, and such other documents generally distributed or made available to the Company’s shareholders; and
                    (ii) As soon as practicable, but in any event at least sixty (60) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, statements of cash flows and such other matters as the Board of Directors may determine for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
               (c) The Company will provide the following documents to each Purchaser who continues to hold 450,000 shares of Preferred Shares and/or Conversion Shares (subject to adjustment for recapitalizations, stock splits, stock dividends and the like):
                    (i) As soon as practicable after the end of each month, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company.
               (d) For purposes of determining the minimum holdings pursuant to this Section 6, any Purchaser which is a partnership or limited liability company shall be deemed to hold any Preferred Shares originally purchased by such Purchaser and subsequently distributed to constituent partners or members of such Purchaser, but which have not been resold by such partners or members. If the partnership or limited liability company is still in existence, the

Company may satisfy any obligation to distribute reports to individual partners of the partnership or members of a limited liability company by delivering a single copy of each report to the partnership or limited liability company as agent for the constituent partners or members.
               (e) Each Purchaser or transferee of rights under this Section 6 acknowledges and agrees that any information obtained pursuant to this Section 6 which may be considered nonpublic information will be maintained in confidence by such Purchaser or transferee, will not be disclosed to any third party without the Company’s consent and will not be utilized by such Purchaser or transferee in connection with purchases or sales of the Company’s securities except in compliance with applicable state and Federal securities laws.
               (f) The covenants of the Company set forth in this Section 6 shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of the Company’s initial public offering of its Ordinary Shares; or (ii) the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the shareholders of the Company immediately prior to such transaction hold at least 50% of the voting power of the surviving corporation or its parent in such a transaction.
     7. Observers.
               (a) So long as Intel Atlantic, Inc. (“Intel Atlantic”) holds at least 500,000 Series B Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Company will permit a representative of Intel Atlantic (the “Intel Observer”) to attend all meetings of the Company’s Board of Directors (the “Board”) and all committees thereof (whether in person, by telephone or otherwise) in a non-voting, observer capacity, and shall provide to the Intel Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials, consents and resolutions provided to such members. The Company acknowledges that Intel Atlantic or its affiliates (collectively, “Intel”) are likely to have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, by way of example only: (1) Intel’s technologies, plans and services, and plans and strategies relating thereto; (2) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company’s; and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Intel Observer. The Company, as a material part of the consideration for this Agreement, agrees that Intel and the Intel Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel’s ability to pursue opportunities based on such Information or that would require Intel or the Intel Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. Notwithstanding the foregoing, the Company reserves the right to exclude such Intel Observer from access to any material or meeting or portion thereof if a majority of members on the Board of Directors of the Company determine in good faith that such exclusion is reasonably necessary to prevent a conflict of interest, preserve an attorney-client privilege, protect highly confidential proprietary information, or for other similar reasons.
               (b) If, for any reason, Bessemer Venture Partners, together with all its affiliates (“BVP”), is not entitled to designate a member of the Board of Directors to represent the Series D Redeemable Preferred pursuant to Section 13 of this Agreement, and so long as BVP holds at least 250,000 Series D Redeemable Shares or Ordinary Shares issued upon the conversion thereof, the Company will permit a representative of BVP (the “BVP Observer”) to attend all meetings of Board and all committees thereof (whether in person, by telephone or otherwise) in a non-voting, observer capacity, and shall provide to the BVP Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials, consents and resolutions provided to such members. The Company may require as a condition precedent to the rights under this Section 7(b) that each person proposing to attend any meeting of the Board and each person to have access to any of the information provided by the Company to the Board agree to hold in confidence and trust all information so received during such meetings or otherwise; and provided further, that the Company reserves the right not to provide information and to exclude such representative from any meeting or portion thereof if a majority of members of the Board of Directors of the Company determine in good faith that delivery of such information or attendance at such meeting or portion thereof by such representative would result in disclosure of trade secrets to such representative or would adversely affect the attorney-client privilege between the Company and its counsel.
     8. Use of Proceeds. The Company shall use the proceeds derived from the sale of its Series D Redeemable Preferred Shares pursuant to the Purchase Agreement primarily for general operating purposes.
     9. Lockup Agreement. Each Purchaser, Holder, Founder and transferee hereby agrees that, in connection with the Company’s initial public offering of its securities, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Purchaser, Holder, Founder or transferee shall not sell or otherwise transfer any securities of the Company during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers, directors and one percent (1%) shareholders agree to a similar restriction. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. The provisions of this Section shall not apply to (a) any transactions relating to Ordinary Shares in the open market after completion of the public offering or (b) any transfers of securities of the Company to affiliates of a Purchaser or Holder. If the Company or the underwriter of any public offering of the Company’s securities waive or terminate any standoff or lockup restrictions imposed on a holder or holders of securities of the Company in an aggregate amount in excess of twenty thousand (20,000) Ordinary Shares, then such waiver or termination shall be granted to all holders subject to standoff or lockup restrictions pro rata based on the number of Ordinary Shares beneficially held by such holders.
     10. Right of First Refusal.
               (a) The Company hereby grants to each Purchaser the right of first refusal to purchase its Pro Rata Share of New Securities (as defined in this Section 10) which the Company may, from time to time, propose to sell and issue. A “Pro Rata Share,” for purposes of this right of first refusal, equals the proportion that the total number of shares of Ordinary Shares then held by such Purchaser plus the number of shares of Ordinary Shares issuable upon conversion of the Preferred Shares then held by such Purchaser bears to the sum of the total number of shares of Ordinary Shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) then outstanding plus the number of shares of Ordinary Shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) issuable upon exercise or conversion of all then outstanding securities exercisable for or convertible into, directly or indirectly, Ordinary Shares.
                         (A) Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Ordinary Shares and any series of preferred shares, whether now authorized or not, and rights, options or warrants to purchase said shares of Ordinary Shares or Preferred Shares, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Ordinary Shares or preferred shares. Notwithstanding the foregoing, “New Securities” does not include: (i) Ordinary Shares issued pursuant to a transaction described in subarticles 5.3.3.3, 5.3.3.4, 5.3.3.5, 5.3.3.6, 5.3.4 or 5.3.5 of the Restated Articles; (ii) up to 9,185,542 Ordinary Shares or any other securities pursuant to a share option or other incentive plan or as part of a compensation arrangement to an officer, employee, director or consultant approved by the Board of Directors including, without limitation, the exercise of options outstanding as of the Original Issue Date; (iii) Ordinary Shares issued on conversion of Preferred Shares; (iv) Ordinary Shares issued in the Company’s Qualified Initial Public Offering; (v) Ordinary Shares issued to equipment lessors, banks, financial institutions or similar entities, or to strategic partners of the Company, in a transaction approved by a vote of a majority of the directors elected pursuant to Article 39.2 of the Restated Articles, the principal purpose of which is other than raising of capital through the sale of equity securities of the Company.
               (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Purchaser shall have 10 days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.
               (c) Beginning ten days after the notice given pursuant to Section 10(c) above, the Company shall have 120 days to sell the New Securities not elected or eligible to be purchased by Purchasers at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold all of the New Securities within said 120 day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.
               (d) The provisions of this Section 10 will terminate and be of no further force or effect upon the earlier to occur of: (i) immediately prior to the closing of the Company’s Qualified Initial Public Offering, or (ii) the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the shareholders of the Company immediately prior to such transaction hold at least 50% of the voting power of the surviving corporation or its parent in such a transaction.
     11. Confidential Information and Invention Assignment Agreements. The Company will maintain a policy requiring each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a Confidential Information and Invention Assignment Agreement substantially in a form attached to the Purchase Agreement.
     12. Transfer of Rights.
               (a) The rights granted under Sections 5, 6 and 10 of this Agreement may be assigned to any transferee or assignee, other than a competitor or potential competitor of the Company (as determined in good faith by the Company’s Board of Directors) in connection with any transfer or assignment of Registrable Securities by the Holder; and
               (b) notwithstanding the foregoing, the rights granted under Sections 5 and 10 of this Agreement may be assigned to any wholly-owned subsidiary of a Holder in connection with any transfer or assignment of Registrable Securities by such Holder, provided that: (i) each such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement; (ii) prior written notice is given to the Company; (iii) such transferee or assignee agrees to be bound by the provisions of this Agreement; and (iv) such transferee acquires at least 50,000 shares of Registrable Securities.
     13. Agreement to Vote. As long as BVP holds at least 250,000 shares of Series D Redeemable Preferred, each holder of Series D Redeemable Preferred Shares agrees to vote all of their respective shares of Series D Redeemable Preferred so as to elect one (1) representative designated by BVP as the Series D Director . If BVP holds less than 250,000 shares of Series D Redeemable Preferred, each holder of Series D Redeemable Preferred shall vote all of their respective shares of Series D Redeemable Preferred so as to elect one (1) representative designated by the holders of a majority of the shares of Series D Redeemable Preferred as the Series D Director.
     14. Amendment. Except as otherwise provided herein, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon each Purchaser, Holder of Registrable Securities at the time outstanding, each future holder of any of such securities, the Founders, and the Company.
     15. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California without regard to conflict of laws provisions.
     16. Entire Agreement. This Agreement constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.
     17. Notices, etc. All notices and other communications required or permitted hereunder shall, for all purposes of this Agreement, be treated as effective or having been given (i) if delivered personally (including by overnight express or messenger), when received, (ii) if delivered by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, (iii) if sent by mail to an address in the United States, at the earlier of its receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iv) if sent by mail to an address outside of the United States, seven (7) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices or other communications shall be sent to each party at the address below:
               (a) if to a Purchaser, at such other address as such Purchaser shall have furnished to the Company;
               (b) if to a Founder, at such other address as such Founder shall have furnished to the Company; and
               (c) if to the Company, to:
Mellanox Technologies, Ltd.
2900 Stender Way
Santa Clara, CA 95054
Attention: Eyal Waldman, CEO
Fax: (408) 970-3403
     or at such other address as the Company shall have furnished to the Purchasers, with a copy to:
Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Alan C. Mendelson, Esq.
Fax: (650) 463-2600
     and another copy to: Yigal Arnon & Co.

22 Rivlin Street
Jerusalem, 91000
Israel
Attention: Barry Levenfeld, Adv.
Fax: +972-2-623-9236
     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     19. Grant of Proxy. Should the provisions of Section 13 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of Section 13.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“COMPANY”	“PURCHASERS”

MELLANOX TECHNOLOGIES, LTD.	Entity Investors

An Israeli company	By:

/s/ Eyal Waldman	Print Name:

Eyal Waldman
Chief Executive Officer	Its:

Individual Investors
Mellanox Amended and Restated Investor Rights Agreement
Signature Page — 1

“FOUNDERS”

/s/ Eyal Waldman
EYAL WALDMAN

/s/ Roni Ashuri
RONI ASHURI

/s/ Shai Cohen
SHAI COHEN

/s/ Michael Kagan
MICHAEL KAGAN

/s/ Evelyn Landsman
EVELYN LANDSMAN

/s/ Shimon Rotenberg
SHIMON ROTENBERG

/s/ Eitan Zehavi
EITAN ZEHAVI

/s/ Udi Katz
UDI KATZ

/s/ Alon Webman
ALON WEBMAN
Mellanox Amended and Restated Investor Rights Agreement
Signature Page — 2